                                    EXHIBIT 99.1
LendingClub Agrees to Purchase Headquarters Property in San Francisco to Support Growth, Reinforcing Bay Area Commitment

San Francisco, CA – April 17, 2025 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America’s leading digital marketplace bank, today announced it has entered into a definitive agreement to acquire a 233,887 square foot property located at 88 Kearny Street in San Francisco for $74.5 million. The property, which will serve as the company’s headquarters beginning in Spring 2026, leverages the bank’s balance sheet to purchase an attractive asset that has the potential to appreciate in value over time. The transaction is subject to customary closing conditions and is expected to close in the second quarter.

“We are thrilled to have won a competitive bidding process on the 88 Kearny Street property, which will serve as our headquarters with plenty of capacity to support current and future workforce growth,” said Scott Sanborn, LendingClub CEO. “LendingClub has been proud to maintain an award-winning workplace in downtown San Francisco since 2012 and we’re happy to reinforce our commitment to the city, which is home to amazing talent and has long been a hotbed of innovation.”

“The expiration of our lease coincided with historically low San Francisco commercial real estate pricing,” Sanborn continued, “allowing us to acquire an institutional quality asset at a fraction of pre-pandemic cost with no expected impact to our financial performance and the potential for upside as San Francisco recovers.”

“LendingClub knows what we all know: San Francisco is worth betting on,” said San Francisco Mayor Daniel Lurie. “My administration is focused on creating the conditions for growth, including safe and clean streets, and this long-term investment in 88 Kearny shows that companies see the momentum. San Francisco is on the rise—and we’re just getting started.”

The bank plans to occupy 100,000 square feet of the Kearny Street property starting in Spring 2026 following the expiration of its current lease at 595 Market Street. The remaining space will be leased to a combination of new tenants and existing tenants.

The bank funded and capitalized the $74.5 million purchase entirely on its balance sheet, and the purchase is not expected to have any material effect on its financial performance.

“Not only is the transaction great for our brand and our employees, it makes great sense financially,” said Drew LaBenne, LendingClub’s Chief Financial Officer. “As a bank, we plan to leverage our balance sheet to make the transaction efficient from a capital and funding standpoint. Under conservative assumptions, the purchase is economically comparable to leasing space in the San Francisco market with potential upside as leasing and property values recover in the Bay Area.”

Over a third of LendingClub’s more than 1,000 employees are based in the San Francisco, CA headquarters, and the company has additional offices in Boston, MA, New York, NY, and Lehi, UT. LendingClub has won numerous top workplace awards from USA Today and Newsweek for its strong culture, values, and benefits.

The property was constructed in 1986, last purchased in 1999, and renovated in 2020.

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on hundreds of billions of cells of data and over $100 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 5 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

Safe Harbor Statement
Some of the statements above, including statements regarding whether and when the transaction will close, the financial impact of the transaction and the potential for the property to appreciate are forward-looking statements. The words "expect", "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include satisfaction of the closing conditions, timing for occupying the property, market demand for San Francisco office space and those factors set forth in the section titled "Risk Factors" in LendingClub Corporation's most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as in subsequent filings by LendingClub Corporation with the Securities and Exchange Commission. LendingClub may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. LendingClub does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com
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